Exhibit 10.6

OptiNose US, Inc.

January 13, 2017

Michael Marino, Esq.
138 Inverness Drive
Blue Bell, PA 19422

Dear Michael:

The purpose of this letter (this “Letter Agreement”) is to acknowledge and set forth the terms and conditions of your employment as Chief Legal Officer & Corporate Secretary of OptiNose US, Inc. (the “Company”).

1.                                      Duties and Responsibilities. While you are employed by the Company, you will serve as Chief Legal Officer & Corporate Secretary of the Company and will report to the Chief Executive Officer of the Company. You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the Chief Executive Officer, the President & Chief Operating Officer or the board of directors of the Company (the “Board”). While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder. You will not be permitted to engage in other activities that interfere with the performance by you of your duties under this Letter Agreement, conflict with the business of the Company or violate any of the provisions of Section 7 herein, such as membership on boards of other entities. Your place of employment will be the Company’s offices in the Yardley, Pennsylvania metropolitan area.

2.                                      Base Salary. While you are employed by the Company, the Company will pay you a base annual salary (“Base Salary”) at the rate of $335,000 per year, paid in accordance with the usual payroll practices of the Company. Your Base Salary may be reviewed periodically by the Chief Executive Officer, President & Chief Operating Officer, and/or the Board (or a committee thereof).

3.                                      Discretionary Bonus. You will be eligible to receive an annual target cash bonus of 40% of your Base Salary (pro-rated for any portion of a year during which you are not employed by OptiNose) at the Board of Director’s discretion and contingent upon attainment of certain Company milestones and/or individual objectives as determined by the Board of Directors. Payment of such bonus is contingent upon continued employment with the Company at the time of payment.

4.                                      Options.

(a)                                 Option Grants. Subject to Board approval and, if necessary, stockholder approval, the Company shall grant to you under the 2010 Stock Incentive Plan of OptiNose, Inc., as amended from time to time (the “Plan”), and subject to the terms of the Grant Agreement (as defined below):

(i)                                     an option to purchase 50,000 shares of OptiNose, Inc.’s common stock at an exercise price equal to the fair market value of such common stock on the date of grant (the “Option Grant”), and

(b)                                 Vesting. The Option Grant will vest and become exercisable over a period of 4 years provided that you have been continuously employed by the Company up to and on each such vesting date. Acceleration of vesting with respect to the Option Grant, if any, on a change of control will be governed by the applicable Grant Agreement.

(c)                                  Form of Grant. The Option Grant will be granted pursuant to and, to the extent not contrary to the terms of this Letter Agreement, will be subject to the terms and conditions imposed under the Plan and the grant agreement (“Grant Agreement”) to be entered into between you and OptiNose, Inc. which will include, without limitation, provisions relating to limits on transfer, post-termination exercise periods and other provisions as determined by OptiNose, Inc.

5.                                      Benefits and Fringes.

(a)                                 General. While you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its employees, subject to the satisfaction of any eligibility requirements.

(b)                                 Vacation. You will also be entitled to annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the Company.

(c)                                  Reimbursement of Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder.

6.                                      Termination of Employment.

(a)                                 At all times, your employment with the Company is “at-will” which means that employment with the Company may be terminated at any time by either you or the Company with or without “Cause.”

(b)                                 Termination upon Death. If you die, then your employment with the Company shall terminate as of the date of your death, at which time all of your rights to compensation and benefits under Sections 2-5 herein or otherwise shall immediately terminate, except that your heirs, personal representatives or estate shall be entitled to: (a) any unpaid portion of your compensation set forth in Section 2 above for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided to your dependents after the date of termination under the general provisions of the employee benefit plans in which you participated as of the date of your death.

(c)                                  Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts you from performing the normal duties of a business executive on a full-time basis. If you suffer a Disability and the Disability continues for more than three months, then the Company shall have the right to terminate your employment upon written notice to you, at which time all of your rights to compensation and benefits under Sections 2-5 herein or otherwise shall immediately terminate, except that you shall be entitled to (a) any unpaid portion of your compensation set forth in Section 2 above for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided after the date of termination under the general provisions of the employee benefit plans in which you participated as of the date of termination.

(d)                                 Termination by the Company for Cause. The Company may, upon written notice to you, immediately terminate your employment for Cause. “Cause” shall exist upon (i) your breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 7 of this Letter Agreement or any other applicable restrictive covenants between you and the Company or any of its affiliates), or the Company’s direct or indirect equity holders, (ii) your failure to follow the reasonable instructions of the Chief Executive Officer, the President & Chief Operating Officer, or the Board (other than as a result of total or partial incapacity due to physical or mental illness), which breach, if curable, is not cured within 30 days after notice to you specifying in reasonable detail the nature of such breach, or, if cured, recurs within 90 business days, (iii) your gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates or direct or indirect equity holders, or (iv) your commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or your indictment for, or plea of nolo  contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of your employment for Cause, all of your rights to compensation and benefits under Section 2-5 of this Agreement or otherwise shall immediately terminate, except that you shall be entitled to (x) any unpaid portion of your compensation under Section 2  of this Agreement for periods before the date of the first occurrence of the circumstances constituting cause for termination under this provision; (y) any accrued benefits up to such date; and (z) any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which you participated as of the date of termination.

(e)                                  Termination without Cause. The Company may, upon written notice to you, terminate your employment without Cause. Upon a termination of your employment without Cause, if you continue to comply with your obligations under Section 7, the Company shall continue to pay to you, for 3 months after the last day of your employment with the Company, compensation at the rate in effect on the date of termination, and the Company shall continue to provide to you, for 3 months after the last day of your employment with the Company, the benefits of the standard group medical, vision and dental plans maintained or adopted by the Company on substantially the same terms as such benefits are provided to employees during such period.

(f)                                   Payment to you of any amounts otherwise due hereunder upon termination shall be conditioned on execution of a general release by you in favor of the Company and its affiliates which may be amended from time to time, and the lapse of any revocation period with the release not having been revoked. Such release shall be provided to you within 3 days of termination of employment and executed by you within 30 days after delivery. Any payments that would have otherwise been made prior to execution, delivery and lapse of any revocation period shall be made in a lump sum at the end of any revocation period.

7.                                      Covenants.

(a)                                 Non-Competition. So long as you are employed by the Company under this Letter Agreement and for the 6-month period following the termination of your employment with the Company for any reason (the “Restricted Period”), you agree that you will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Company or any of its affiliates (collectively, the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that the Employer is engaged in as of the date of your termination of employment with the Company or is actively planning to engage in as of the date of your termination of employment with the Company. Notwithstanding the foregoing, after the termination of your employment, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that the Employer engages in, or are actively planning to engage in, shall not constitute Competition so long as you do not personally provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities.

(b)                                 Confidentiality. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Employer, either while you are employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Employer whether the foregoing will have been obtained by you during your employment hereunder or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the Employer’s industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).

(c)                                  Non-Solicitation of Customers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Employer to purchase goods or services then sold by the Employer from any other person or entity.

(d)                                 Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Employer to any other person or entity in Competition with the Employer.

(e)                                  Non-Solicitation of Employees. You recognize that you will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Employer. You agree that, during the Restricted Period, you will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Employer to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Employer, or (y) convey any such confidential information or trade secrets about other employees of the Employer to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Employer.

(f)                                   Non-Disparagement. You agree that you will not, nor will you induce others to, Disparage the Employer or any of their past or present officers, directors, employees or products. “Disparage” will mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom the Employer has a business relationship that would adversely affect in any manner: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees.

(g)                                  Inventions.

(i)                                     You acknowledge and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to your work with the Company, made, developed or conceived by you, solely or jointly with others or with the use of any of the Company’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to your work as an employee of the Company (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and you will surrender them upon the termination of your employment, or upon the Company’s request. You hereby assign to the Company the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Letter Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the term of this Letter Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but entirely at the Company’s expense.

(ii)                                  In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, you hereby irrevocably convey, transfer, assign and deliver to the Company, all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of your rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Company Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(iii)                               To the extent that you are unable to assign any of your right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, you hereby grant to the Company an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.

(iv)                              To the extent that any of the Company Inventions are derived by, or require use by the Company of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant to the Company an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Company Inventions.

(h)                                 Cooperation. Upon the receipt of notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of your employment with the Company (or any predecessor). You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Employer. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.

(i)                                     Return of Property. On the date of the termination of your employment with the Company for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).

(j)                                    Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if you were to violate the provisions of this paragraph 7 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this paragraph 7.

(k)                                 Former Employers. You agree not disclose to the Company or use for its benefit any information that, to your knowledge, is proprietary or confidential to any of your former employers, without proper consent from your former employer. You have not signed any non-competition or other contract that prohibits you from being employed by the Company or assigning your works and ideas to the Company.

(l)                                     Survival of Provisions. The obligations contained in this paragraph 7 will survive the termination of your employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this paragraph 7 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

8.                                      Representation. You represent and warrant that your execution and delivery of this Letter Agreement and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

9.                                      Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. The Company may assign the Letter Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties. You acknowledge that this Letter Agreement is intended to benefit the Company, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. You further acknowledge that the intended beneficiaries of this Letter Agreement are entitled to enforce the provisions of this Letter Agreement by seeking injunctive relief or any other appropriate remedy.

10.                               Arbitration; Attorneys’ Fees. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under paragraph 7(j), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the New York Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration, except that you agree to indemnify the Company for its reasonable attorneys’ fees and costs incurred in enforcing the terms of this Agreement should you violate any of its terms.

11.                               Governing Law. This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

12.                               Withholding Taxes. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

13.                               Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to you or the Company, as the case may be, at your address set forth above or the Company’s address set forth below, or to such other names or addresses as you or the Company, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).

Company notices shall be delivered to:

OptiNose US Inc.
Attn: Peter Miller, Chief Executive Officer
1020 Stony Hill Road
Suite 300
Yardley, PA 19067

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Attn: Kevin C. Clayton, Esq.
555 Thirteenth St., NW
Washington, DC 20004

14.                               Entire Agreement; Amendments. This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, including without limitation your offer letter. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

15.                               Section Headings. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter Agreement.

16.                               Severability. The provisions of this Letter Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

17.                               Counterparts. This Letter Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

18.                               Intent to Be Bound. You intend to be legally bound by this Agreement, and you intend this to be a sealed instrument.

19.                               Section 409A. The parties hereto intend that the payments and benefits provided for in this Letter Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or be provided for in a manner that complies with Section 409A of the Code. Neither of the parties hereto, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Letter Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. To the extent that any provision hereof is modified in order to comply with

Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. For purposes of Section 409A, your right to receive installment payments pursuant to this Letter Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments. You will be deemed to have terminated employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that you are entitled to be reimbursed under this Letter Agreement will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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We hope that you find the foregoing terms and conditions acceptable. Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed duplicate original of this Letter Agreement and returning it to the Company.

We look forward to your employment with the Company.

Very truly yours,

OptiNose US, Inc.

By:	/s/ Ramy A. Mahmoud
Name:	Ramy A. Mahmoud, MD, MPH, FACP
Title:	President & Chief Operating Officer

Accepted and Agreed:

/s/ Michael F. Marino
Michael Marino, Esq.